Exhibit 10.41

INDEPENDENT DIRECTOR’S AGREEMENT

         THIS AGREEMENT made as of June 10, 2011 (the “Effective Date”), between China Yida Holding, Co. (the “Company”) and Michael Marks (the “Independent Director”).

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Service

         The Board of Directors of Company shall engage the Independent Director to provide services as independent director of the Company and chairman of the audit committee of Board of Directors of the Company, and the Independent Director accepts engagement with the Company, commencing on the date hereof and ending on the first (1st) anniversary of Service Starting Date (the “Service Period”). The Service Period may be renewable upon the mutual agreement between the Company and Independent Director.

2.      Position

         During the Service Period, the Independent Director shall serve as the independent director of the Company and chairman of audit committee of Board of Directors of the Company to perform duties customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law. The Independent Director shall devote as much time as is necessary to perform completely the duties as independent director of the Company. The Independent Director will perform such duties described herein in accordance with applicable Company policies and applicable laws.

3.      Cash Compensation

         For all the services to be rendered by Independent Director during Service Period hereunder, Independent Director’s annual base compensation shall be RMB 374,000 or USD $55,000 (the “Base Compensation”). The Base Compensation shall be payable on a monthly basis within the first 10 days of each calendar quarter from the date hereof.

4.      Expense

         In addition to the compensation provided Section 3 hereof, the Company will reimburse Independent Director, based on pre-approved budget to be determined by the Company in its sole discretion, for pre-approved reasonable business related expenses incurred in the meeting and other activities which is in good faith in the performance of Independent Director’s duties for the Company and approved by the Company in advance. The Company shall pay for or reimburse Independent Director for all expenses and costs incurred in travel to and from meetings or other activities; travel by flight shall be Economic Class via most direct routing; if travel by flight is in Business Class or First Class, the travel expenses or costs in excess of the Economic Class via most direct routing shall be born by Independent Director. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred.

5.     Restricted Stock Award

1)
Grant of Restricted Stock Award. The Company hereby grants to the Independent Director a Restricted Stock Award (the "Award") of 20,000 shares of Common Stock (the “Restricted Stock”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Company’s 2009 Euqity Incentive Plan (the “Plan”). The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of the shares of the Restricted Stock.

2)
Vesting. Subject to the provisions of this Agreement and the Plan, the Award will become vested on the first anniversary of the Date of Grant, provided that the Independent Director remains continuously employed by the Company or an affiliate until such date.

3)
Nontransferability. No interest of the Independent Director in or under this Awards may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution.

4)
Certificate. The Company shall issue the Shares of Restricted Stock in certificate form registered in the name of the Independent Director1. The Secretary of the Company will hold the certificates until the Restricted Stock is either: (i) forfeited; or (ii) vested. The Company will distribute the certificates to the Independent Director, if applicable, his beneficiary or personal representative in accordance with above subsection 2. Notwithstanding the provisions herein, the Company is not required to issue or delivery any certificates for shares before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

5)
Legend on Stock Certificates. The Company may require the certificates for the Restricted Stock distributed to the Independent Director pursuant to this Agreement to bear legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the Award. The Independent Director agrees that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

 This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the "Restrictions"), contained in the China Yida Holding, Co. 2009 Equity Incentive Plan, as amended, and an agreement entered into between the registered owner and the Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

Upon the lapse of restrictions relating to any Shares of Restricted Stock, the Company shall, as applicable, deliver to the Independent Director or the Independent Director's personal representative a stock certificate representing a number of Shares of Common Stock, free of the restrictive legend described herein, equal to the number of Shares of Restricted Stock with respect to which such restrictions have lapsed. If certificates representing such Restricted Stock shall have theretofore been delivered to the Independent Director, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended Shares of Common Stock.

6)	Terms and Conditions of Distribution. The Company will distribute certificates for Restricted Stock as soon as practicable after the Restricted Stock becomes vested.

7)
Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares having a Fair Market Value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of the Restricted Stock. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, the Independent Director makes a Section 83(b) election pursuant to subsection 8 below, or the parties otherwise agree in writing, then , the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Independent Director to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Independent Director; and/or (iii) by allowing the Independent Director to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Independent Director for such period (if any) as may be required to avoid a charge to the Company's earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

8)
Section 83(b) Election. The Independent Director hereby acknowledges that he may file an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the Fair Market Value of the Shares of Restricted Stock (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Restricted Stock. The Independent Director will seek the advice of his own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock award under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Independent Director.

9)
Bound by Plan. By signing this Agreement, the Grantee acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

10)
Adjustments. The Award shall be adjusted by the Committee at the same time as adjustments are made in accordance with Section 15 of the Plan with regard to "Adjustments; Dissolution or Liquidation; Change in Control" in a manner similar to, and subject to, the same requirements under Section 15 of the Plan.

6.      Termination

         The Independent Director’s engagement with the Company shall be terminated prior to the expiration of the Service Period upon the occurrence of any one or more of the following events:

         (a)      Immediately, upon the Independent Director’s death.

         (b)      At the election of the Company, upon thirty (30) days’ prior written notice to the Independent Director, during the continuance of the Independent Director’s Disability (defined as permanent or long-term incapacity to perform the essential functions of the Independent Director’s job, with or without reasonable accommodation, as determined by the Board in its good faith judgment).

         (c)      At the election of the Company, upon thirty (30) days’ prior written notice to the Independent Director, with or without Cause. “Cause” shall mean: (i) the repeated failure by the Independent Director to perform such duties as are reasonably requested by the Board as documented in writing to the Independent Director, (ii) the repeated failure by the Independent Director to observe any material Company policy generally applicable to Independent Directors of the Company, (iii) gross negligence, willful misconduct or breach of fiduciary duty by the Independent Director in the performance of his duties, (iv) the commission by the Independent Director of any act of fraud or embezzlement with respect to the Company or any felony, or (v) the material breach by the Independent Director of this Agreement or of any other agreement with the Company.

         (d)      At the election of the Independent Director, upon thirty (30) days’ prior written notice to the Company, with or without Good Reason. “Good Reason” shall mean (i) a forced relocation of more than one hundred (100) miles in the principal place for the Independent Director’s performance of duties under this Agreement, (ii) the Company’s material breach of this Agreement, (iii) a material reduction in the Independent Director’s title, duties, responsibilities or authority, (iv) a reduction in the Independent Director’s then current Base Compensation, or (v) conduct by the Company that could reasonably be executed to expose you to material personal liability or other material adverse legal consequences.

   In each case, the “Termination Date” shall be the date as of which the Independent Director’s engagement terminates.

7.      Nondisclosure and Nonuse of Confidential Information

         (a)     The Independent Director will not disclose or use at any time, during the Service Period and for a period of twelve (12) months thereafter, any Confidential Information (as defined below) of which the Independent Director is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Independent Director’s performance of duties assigned to the Independent Director by the Company. The Independent Director will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Independent Director shall deliver to the Company at the termination of the Service Period or at any time the Company any request all memoranda, notes, plans records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, work product or the business of the Company which he may then possess or have under his control.

         (b)      As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Independent Director while employed by the Company concerning the business or affairs of the Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications ,and program listing, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential information will not include any information that has been published in a form generally available to the public prior to the date the Independent Director proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

8.      Indemnification

         The Company shall indemnify and hold the Independent Director harmless to the full extent permitted by applicable laws. In addition, the Company may, for its own benefits, in its sole discretion, maintain   life and disability insurance policies covering the Independent Director.

9.      D&O Insurance

         The Independent Director shall be eligible to receive appropriate and adequate level of Director and Officer insurance arranged by the Company to cover all directors and subject to terms and conditions, to be determined by the Board of Directors, in its sole discretion.

10.   Effectiveness and Variation

         This Agreement becomes effective after execution. No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the following date.

China Yida Holding, Co.	Independent Director
By: /s/ Minhua Chen	/s/ Michael Marks
Name: Minhua Chen	Michael Marks
Title: President and Chief Executive Officer
Date: July 27, 2011	Date: July 27, 2011